CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	April 27, 2012

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2012 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2012. During the first quarter, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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Net income was $58 million and return on average equity (ROE) was 6.50 percent. This compares to net income of $42 million and ROE of 4.80 percent for the same period of 2011. The most significant contributor to the increase in net income in the first quarter of 2012 was satisfying the FHLBank's REFCORP obligation in June 2011.

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Total assets at March 31, 2012 were $62.0 billion, an increase of $1.6 billion (three percent) from year-end 2011. Total assets in the first three months of 2012 averaged $62.8 billion, a decrease of $7.9 billion (11 percent) from the same period of 2011.

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The balance of the Mission Asset Activity – comprising Advances, Letters of Credit, and the Mortgage Purchase Program – was $39.1 billion at March 31, 2012, a decrease of $1.7 billion (four percent) from year-end 2011.

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Capital adequacy continued to be strong, substantially exceeding all minimum regulatory capital requirements. On March 31, 2012, GAAP capital, which included $467 million of total retained earnings, stood at $3.6 billion, 5.81 percent of total assets.

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Stockholders were paid a cash dividend on March 15, 2012 at a 4.50 percent annualized rate, which was 3.99 percentage points above the first quarter average 3‑month LIBOR. Earnings were sufficient to pay the dividend and also increase the amount of total retained earnings in the first quarter by $23 million.

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During the first three months of 2012, the FHLBank contributed $7 million to the Affordable Housing Program pool of funds to be awarded to members in 2013. In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $447 million through this program for the creation of more than 59,000 housing units for low and very-low income citizens.

FHLBank Cincinnati 1Q 2012

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In March 2012, the FHLBank authorized another $1 million for the Carol M. Peterson Housing Fund and established the Disaster Reconstruction Program. The Disaster Reconstruction Program is a $5 million voluntary housing program that provides grants for purchase or rehabilitation of a home to Fifth District residents that have suffered loss or damage to their primary residence as a result of a state or federally declared disaster occurring within the Fifth District.

The FHLBank's business is cyclical and Mission Asset Activity normally stabilizes or declines in periods of difficult macro-economic conditions, when financial institutions have ample liquidity, or when there is significant growth in the money supply. A modest to moderately growing economy continued to generate slow growth in new consumer, mortgage and commercial loans, which resulted in members' on going subdued demand for Advances in the first quarter of 2012. The Federal Reserve System and its quantitative easing programs also resulted in the banking system holding an extremely large amount of excess reserves. The FHLBank would expect to see an increase in Advance demand across its membership when one or more of the following occur: the economy experiences a sustained improvement; the Federal Reserve System's monetary policy tightens; or the government's liquidity programs wind down.
Operating Results and Profitability

The spreads between ROE and both 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment.

	Three Months Ended March 31,
	2012	2011
ROE	6.50%	4.80%
ROE spread to average 3-month LIBOR	5.99	4.49
ROE spread to average overnight Federal funds	6.40	4.65

For both periods, ROE was significantly above the levels of short-term interest rates and wider than long-term historical trends. Profitability continued to provide competitive returns to stockholders' capital investment in the FHLBank. The factors determining the current level of ROE compared with market interest rates include the extremely low level of short-term rates, an ability to retire a large amount of high-cost Consolidated Obligation Bonds before their final maturities, muted acceleration in mortgage prepayment speeds, and relatively wider spreads to funding costs on new mortgage assets.

The increase in operating results and profitability in the first three months of 2012 compared to the same period of 2011 resulted primarily from the following favorable factors, which more than offset the combined effect of several smaller unfavorable factors.

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The FHLBank System’s REFCORP obligation was satisfied at the end of the second quarter of 2011. REFCORP, which had been recorded as a reduction to net income, was replaced with an allocation of 20 percent of net income to a separate restricted retained earnings account under the Joint Capital Enhancement Agreement. This change had an $11 million favorable impact to first quarter net income, which increased ROE 1.18 percentage points.

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The FHLBank called a significant amount of high-cost Consolidated Bonds before their final maturities throughout 2011 and the first quarter of 2012 and replaced them with new Consolidated Obligations at substantially lower rates. The resulting savings in interest expense exceeded the decrease in interest income from paydowns of high-yielding mortgage loans, which were reinvested

FHLBank Cincinnati 1Q 2012

into new mortgage assets also at lower yields.

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Interest income rose due to wider average spreads between LIBOR-indexed assets (mostly Advances) and short-term Discount Note debt. The FHLBank uses Discount Notes to fund a large amount (normally between $10 billion and $20 billion) of LIBOR-indexed assets. These spreads widened in the last quarter of 2011 and the first quarter of 2012 primarily because of the financial turmoil in Europe.

Net amortization expense of purchase premiums on mortgage assets and of premium/discounts and concession costs on Consolidated Obligations was relatively modest at $5 million and $3 million during the three months ended March 31, 2012 and 2011, respectively. Recognition of net amortization has been substantially higher in other quarters in the last several years during periods when mortgage rates declined, and has been volatile during periods when mortgage rates fluctuated.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity was $39.1 billion at March 31, 2012 compared to $40.9 billion at year-end 2011.

The principal balance of Advances fell $1.2 billion (four percent) from year-end 2011 to end the first quarter at $26.7 billion. Average Advance principal balances in the first three months of 2012 totaled $27.8 billion, a decrease of three percent from the same period of 2011. The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $8.1 billion at March 31, 2012, an increase of $0.3 billion (four percent) from year-end 2011. In the first quarter of 2012, the FHLBank purchased $0.9 billion of mortgage loans, while principal paydowns totaled $0.6 billion.

The balance of investments at March 31, 2012 was $26.4 billion, an increase of $4.5 billion (20 percent), from year-end 2011. The increase reflected normal periodic variation in holdings of short-term liquidity investments as well as the investment of $2.0 billion in deposits held at the Federal Reserve at the end of 2011. The investment balance at the end of the quarter included $10.8 billion of mortgage-backed securities and $15.6 billion of liquidity instruments. All but one of the FHLBank’s mortgage-backed securities currently held are issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. government agency.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during the first quarter of 2012, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. The System continued to have uninterrupted access on favorable terms to the capital markets for its debt issuances and funding needs.

Market risk exposure remained moderate during the first three months of 2012, well within the FHLBank's policy limits, and consistent with the normal historical range. Based on the totality of market risk analyses, the FHLBank expects profitability, defined as the level of ROE compared with short-term market rates, to remain competitive except under extremely stressful interest rate and business environments.

Residual credit risk exposure from offering Advances, making investments, and executing derivative transactions continued to be limited. Consistent with previous years, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired at March 31,

FHLBank Cincinnati 1Q 2012

2012. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to fully mitigate these risks.

Residual credit risk exposure in the mortgage loan portfolio continued to be moderate and manageable. The allowance for credit losses in the Mortgage Purchase Program was $21 million at both March 31, 2012 and year-end 2011.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at March 31, 2012 was 5.81 percent, while the regulatory capital-to-assets ratio was 6.26 percent. Both ratios were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. The dollar amounts of GAAP and regulatory capital changed one percent between year-end 2011 and March 31, 2012.

Total retained earnings were $467 million at March 31, 2012, an increase of $23 million (five percent) from year-end 2011. Retained earnings was comprised of $444 million unrestricted and $23 million restricted. The FHLBank believes that the amount of retained earnings is sufficient to protect against impairment risk of capital stock and to provide the opportunity for dividend stability.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 743 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 1Q 2012

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2012	December 31, 2011	Percent Change
Total assets	$61,976	$60,397	3%
Advances (principal)	26,664	27,839	(4)
Mortgage loans held for portfolio (principal)	8,079	7,752	4
Total investments	26,419	21,941	20
Consolidated Obligations:
Discount Notes	27,076	26,136	4
Bonds	29,317	28,855	2
Total Consolidated Obligations	56,393	54,991	3
Mandatorily redeemable capital stock	270	275	(2)
Capital stock	3,141	3,126	—
Total retained earnings	467	444	5
Total capital	3,598	3,559	1
Regulatory capital (1)	3,878	3,845	1

Capital-to-assets ratio (GAAP)	5.81%	5.89%
Capital-to-assets ratio (Regulatory) (1)	6.26	6.37

OPERATING RESULTS

	Three Months Ended March 31,
	2012	2011	Percent Change (2)
Total interest income	$246	$277	(11)%
Total interest expense	165	207	(20)
Net interest income	81	70	15
Provision for credit losses	1	2	(45)
Other (loss) income	(1)	4	NM
Other expense	14	14	3
Assessments	7	16	(56)
Net income	$58	$42	38

Return on average equity	6.50%	4.80%
Return on average assets	0.37	0.24
Net interest margin	0.52	0.40
Annualized dividend rate	4.50	4.50
Average 3-month LIBOR	0.51	0.31

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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